Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made between Many Ads Inc. a Florida corporation (“QwikAgents”) (the “Assignor”), and SILO PHARMA. INC., a Nevada corporation (“Assignee”), and is effective as of the date of the last signature below (the “Effective Date”).

WHEREAS, Assignor has developed the Software (as defined herein), and exclusively owns all right, title, and interest in the domain names qwikagents.com, qwikagents.ai, and qwikagents.co (the "Domain Names") and is the registrant of the Domain Name registered at namecheap.com (the “Registrar”), all as identified more fully on Exhibit A; and

WHEREAS, Assignor has agreed to sell and convey to Assignee, and Assignee has agreed to purchase, the Software and Domain Names on the terms and conditions set forth below.

NOW THEREFORE, in consideration of these premises and the Parties’ respective covenants and obligations set forth below, the Parties agree as follows:

1. Definitions.

a.	“Confidential Information” means the Software and all related data, documentation, materials and know-how.

b.	“Intellectual Property Rights” means, in every jurisdiction worldwide, all (i) copyrights of any nature (including without limitation, all rights to register, commercialize, exploit, reproduce, copy, distribute, publicly perform and display, synchronize, prepare derivative works from, adapt, license and assign), and all other intellectual property rights, proprietary rights and legal protections; (ii) registrations, renewals, extensions, reversions and restorations of any such rights; (iii) income, royalties, damages and payments, now or later due or payable, with respect to any such rights; and (iv) claims and causes of action, in law or in equity, for past, present or future infringement or misappropriation.

c.	“Knowledge” means the actual knowledge of Assignor after reasonable inquiry regarding such particular fact or other matter.

d.	“Object Code” means the fully compiled version of the Software that can be executed by a computer and used by an end user without further compilation.

e.	“Open Source Software” means any software component that is distributed as “free software,” “open source software,” or pursuant to any open source copyright license agreement, including the GNU General Public License, GNU Library or Lesser Public License, GNU Affero General Public License, MIT License, Apache License, Artistic License and BSD Licenses, or any other obligation, restriction or license agreement that substantially conforms to the Open Source Definition (opensource.org/osd) as prescribed by the Open Source Initiative or otherwise controls the distribution and use of one or more software components or that may require disclosure or licensing to any third party of any source code with which such software component is used or compiled.

f.	“Purchase Price” means two million one hundred thousand (2,100,000) shares of common stock, par value $0.0001 per share, of the Assignee.

g.	“Software” means that certain software comprising the entirety of the code for the design, appearance, content, features and functionality of the web- based application currently marketed as “qwikagents.com,” together with all related documentation, and all derivative works, updates, improvements, modifications and enhancements made by or on behalf of any Assignor.

“Source Code” means the human-readable version of the Software that can be compiled into Object Code.

2. Sale and Assignment.

a. Software. In consideration of the Purchase Price, Assignor irrevocably sells, assigns, grants, conveys and transfers to Assignee and its successors and assigns, without any reservation whatsoever and without further consideration, and Assignee hereby accepts, all right, title and interest throughout the world, including all Intellectual Property Rights that Assignor may now have or later acquire, in and to the Software.

b. Domain Names. In consideration of the Purchase Price, Assignor hereby sells, assigns, transfers, and conveys to Assignee, and Assignee hereby accepts and otherwise acquires, all of Assignor’s past, present and future rights, title, privileges, benefits, proceeds and interest in and to the Domain Names, including the current registration thereof with Registrar.

3. Purchase Price. On the Effective Date, Assignee shall deliver to the Assignor a certificate (or book entry confirmation of registration and issuance) evidencing the Purchase Price in full satisfaction of all amounts owed by Assignee in connection with this Agreement.

4. Delivery.

a. Software. On the Effective Date, Assignor shall deliver to Assignee one digital copy of all Software (including Source Code and Object Code, as applicable), as it exists as of the Effective Date, in a format that is (a) readable and usable by a programmer of ordinary skill and contain all information, in human readable form, that such a programmer would need in order to understand, compile, build, maintain, modify, correct and operate the Software, including any integrated Open Source Software, without undue experimentation, difficulty or expense; (b) not password protected, encrypted or subject to other security measures that might impede Assignee’s ability to access or use the Software; (c) accurately labeled; and (d) in media and formats that are fully operable in and compatible with Assignee’s operating environment and technology systems.

b. Domain Names. On the Effective Date, the Domain Name will be transferred to the control of the Assignee as soon as the Registrar allows the domain name to be transferred to Assignee.

5. Representations and Warranties.

a. Software. Assignor represents and warrants that the Software (a) was developed by Assignor and/or third parties acting on Assignor’s behalf, and Assignor owns or otherwise has sufficient rights (by assignment, work-made-for-hire agreement, or license) to transfer the Software and the Intellectual Property Rights being conveyed under this Agreement; (b) contains no harmful or malicious code; (c) to the best of Assignor’s knowledge, does not (i) violate any law, rule or regulation in any material respect and (ii) infringe any third-party Intellectual Property Rights; and (d) includes Open Source Software components. Assignor represents and warrants that: (i) all material Open Source Software used in the Software and all direct package dependencies listed in Assignor’s package manifests are identified on Exhibit B; (ii) Assignor’s use of such Open Source Software is in compliance in all material respects with the applicable license terms; and (iii) to the best of Assignor’s knowledge, except as set forth on Exhibit B, the Software does not include any Open Source Software in a manner that would require disclosure or distribution of the Source Code of the Software (other than such Open Source Software components themselves) or grant any third party a license to the Software. For clarity, Exhibit B discloses one LGPL-licensed optional, Windows-only native binary dependency associated with image optimization tooling; Assignor has not modified such LGPL component. Assignor further represents and warrants that Assignor (e) is the exclusive author of the Software and the exclusive owner of all Intellectual Property Rights in and to the Software, free and clear of liens, security interests and other encumbrances; (f) is in actual possession of and has exclusive control over a complete and correct copy of the Software; (g) has not caused or allowed any third party to have a license to any Intellectual Property Rights in or to the Software; (h) has not registered or applied for registration of any portion of the Software, or any Intellectual Property Rights in or to any portion of the Software, or any patent related to any portion of the Software, in any jurisdiction; (i) has not either taken any action or failed to take any action that has encumbered the Software or that may reasonably be expected to impair or prejudice Assignee’s rights in the Software; and (j) has full right, power and authority to execute this Agreement.

b. Domain Names. In addition, Assignor represents and warrants that (a) it is the sole registrant and owner of all right, title, and interest in and to the Domain Names; (b) it owns the Domain Names free and clear of any valid or registered liens, security interests, or other encumbrances; (c) the registration agreement for the Domain Names are in full force and effect, and all registration fees are paid in full for registration through the Effective Date and Assignor has at all times been and remains in full compliance with such registration agreement; (d) its registration, ownership, and use of the Domain Names has not been subject to any action that has been instituted, settled, or threatened alleging any infringement, misappropriation, dilution, or other violation of intellectual property rights, and the Assignor has not received any communication asserting any such allegations; and (e) it does not own any other domain names or registrations therefor that include the terms “qwikagents” or any colorable imitations thereof.

c. Assignee’s Representations. The execution, delivery and performance by Assignee of the Agreement, and the consummation by it of the transactions contemplated hereby, are within its corporate powers, and have been duly authorized by all necessary corporate action on the part of Assignee, and no other action on the part of Assignee is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Assignee has duly executed this Agreement, and assuming the due authorization, execution and delivery of this Agreement by the Assignor, this Agreement constitutes a valid and binding agreement of Assignee enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and (ii) general principles of equity, including applicable laws relating to specific performance, injunctive relief and other equitable remedies.

d. Except for the representations and warranties expressly set forth in this Agreement and the documents executed by Assignor and delivered to Assignee, Assignor has not made any other representations or warranties of any kind upon which Assignee is relying as to any matters concerning the Intellectual Property Rights in and to the Software.

6. Obligations of the Parties.

a. Obligations of Assignee.

i.	Assignee shall promptly transfer the domain names once the domains have been unlocked and the authorization code for transfers has been provided to Assignee by the Assignor.

ii.	Assignee shall take all steps necessary to deliver the Purchase Price to Assignor as contemplated by this Agreement.

b. Obligations of Assignor.

iii.	Assignor shall cooperate fully to effectuate the transfer of the domain names to the Assignee once the Purchase Price has been delivered.

iv.	Assignor shall take all steps necessary to deliver the Domain Names to Assignee as contemplated by this Agreement.

v.	Assignor agrees that it will not register or facilitate or encourage the registration of any other domain name that includes the terms “qwikagents” or any colorable imitations thereof.

vi.	Assignor agrees that it will not hereafter challenge Assignee’s or any successor of Assignee’s ownership or use of the Domain Names or any other domain name, trademark, or service mark that includes the terms “qwikagents” or any colorable imitations thereof.

7. Further Assurance. Each party hereto shall cooperate fully and promptly with the other party hereto, and shall execute and deliver all such other documents, and shall take all such further action as may be necessary or appropriate to consummate the transactions contemplated hereby, including, the transfer of the Intellectual Property Rights in and to the Software to the Assignee and the transfer of the Purchase Price to the Assignor.

8. Survival; Indemnity. (a) All representations and warranties contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of six (6) months from the Effective Date. No action, demand or claim for indemnification may be asserted against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such action, demand or claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such action, demand or claim is based ceases to survive as set forth in this Section 8.

(b) Assignor shall indemnify, defend and hold harmless Assignee and its parent, subsidiaries, directors, officers, employees, agents, successors and assigns from and against all liability, losses, damages, costs and expenses (including reasonable legal fees) arising out of any demand, claim, judgment, order or proceeding related to (a) any misrepresentation, or breach of warranty or this Agreement, by any of Assignor; (b) infringement of any third-party right by any portion of the Software; or (c) any acts of gross negligence, fraud or intentional misconduct by any of Assignor. Assignor’s aggregate liability under this Agreement shall not exceed the Purchase Price (the “Liability Cap”). Notwithstanding the foregoing, the Liability Cap shall apply to losses arising out of or based on Assignor’s fraud.

9. Confidentiality. Assignor shall maintain the existence and terms of this Agreement in strict confidence and shall not disclose such terms to any third party, except to legal counsel for the purpose of obtaining advice regarding this Agreement or otherwise as expressly required by law. Assignor shall not use the Confidential Information, and shall not disclose the Confidential Information without Assignee’s prior express, written consent. Promptly upon Assignee’s request, Assignor shall deliver or destroy, as instructed, all of the Confidential Information.

10. Entire Agreement; Amendments. This Agreement contains the complete and final agreement between the Parties regarding the subject matter of this Agreement. No amendment to this Agreement is valid unless made in writing and signed by all Parties to this Agreement.

11. No Waiver. No failure or delay by either Party in enforcing an obligation or exercising a right or remedy will be deemed a waiver of that obligation, right or remedy by that Party. No waiver by either Party of a right or remedy with respect to the other Party’s breach of a term of this Agreement will be deemed a waiver of a right or remedy with respect to any other breach of any other term of this Agreement. No waiver of a right with respect to a particular obligation in one circumstance will prevent a Party from subsequently requiring compliance with that obligation on other occasions. The doctrine of affirmation by implied election will not apply.

12. Severability. If any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the Parties shall negotiate in good faith to amend the invalid or unenforceable portion in accordance with the Parties’ mutual intent. If no agreement is reached within five calendar days, the invalid or unenforceable portion, as identified as narrowly as possible, will be stricken from the Agreement, and such action will not affect in any respect whatsoever the validity or enforceability of the remainder of the Agreement.

13. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of laws principles.

14. General. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement is the result of arms-length, good faith negotiations and each Party had every opportunity to review the Agreement with its own counsel. Any rule of construction that a contract is to be construed against the drafter will not apply. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed one and the same agreement.

[Signatures on next page]

To evidence the Parties’ agreement, the Parties have executed this Agreement below as of its Effective Date.

ASSIGNOR:		ASSIGNEE:

MANY ADS, INC.		SILO PHARMA, INC.

By:	/s/ Menachem Ben-Or	By:	/s/ Eric Weisblum

(sign)		(Sign)

(print)	Menachem Ben-Or	(print)	Eric Weisblum

Its:	Managing Director	Its:	CEO

Date:	3/30/26	Date:	3/30/26

EXHIBIT A

THE SOFTWARE

Software Name and Description	“QwikAgents” web-based application and related services, consisting of: (i) a Next.js/React portal located at apps/portal, including authentication, billing/subscriptions, database access and API integrations; and (ii) an MCP server located at packages/mcp-server implementing the Model Context Protocol and related tooling, together with associated configuration, schema/migrations, and documentation, in each case as existing as of the Effective Date.
Author Full Legal Name(s)	Many Ads Inc.
Author Nationality or Domicile	Florida
Year Completed	2026

Date of First Publication
Nation of First Publication

DOMAIN NAMES

Qwikagents.com

qwikagents.ai
qwikagents.co

OPEN SOURCE SOFTWARE

A. Statement of Scope:

The parties acknowledge that the Software is developed using Open Source Software. This Exhibit B identifies (i) direct package dependencies listed in Assignor’s package manifests and (ii) other material Open Source Software components, and includes an informational summary of a transitive dependency license scan. This Exhibit B is not intended to be an exhaustive listing of all transitive or indirect dependencies pulled in by package managers.

B. Direct Dependencies (Package Manifests)

B.1 Portal (apps/portal) — Production Dependencies (Direct)

next — 16.1.6 — React framework (App Router)
react — 19.2.3 — UI library
react-dom — 19.2.3 — React DOM renderer
@clerk/nextjs — ^6.37.2 — Authentication
stripe — ^20.3.0 — Billing / subscriptions
@prisma/client — ^7.3.0 — Database ORM
@prisma/adapter-pg — ^7.3.0 — PostgreSQL adapter
prisma — ^7.3.0 — Schema / migrations

pg — ^8.18.0 — PostgreSQL driver
@anthropic-ai/sdk — ^0.73.0 — Anthropic API client
@sentry/nextjs — ^10.38.0 — Error tracking
@upstash/redis — ^1.36.2 — Rate limiting store
@upstash/ratelimit — ^2.0.8 — Rate limiter
@upstash/qstash — ^2.9.0 — Async message delivery
resend — ^6.9.2 — Transactional email
svix — ^1.84.1 — Webhook delivery
@scalar/api-reference — ^1.44.20 — API docs UI
@monaco-editor/react — ^4.7.0 — Prompt editor
swr — ^2.4.0 — Data fetching / caching
radix-ui — ^1.4.3 — Accessible UI primitives
lucide-react — ^0.563.0 — Icon library
tailwind-merge — ^3.4.0 — Tailwind class merging
class-variance-authority — ^0.7.1 — Component variants
clsx — ^2.1.1 — Class name utility
date-fns — ^4.1.0 — Date formatting
react-hook-form — ^7.71.1 — Form handling
zod — ^4.3.6 — Schema validation

B.2 Portal (apps/portal) — Dev Dependencies (Direct)

typescript — ^5 — Type checking
@types/node — ^20 — Node type defs
@types/react — ^19 — React type defs
@types/react-dom — ^19 — React DOM type defs
@types/pg — ^8.16.0 — PostgreSQL type defs
eslint — ^9 — Linter
eslint-config-next — 16.1.6 — Next.js ESLint rules
eslint-plugin-unused-imports — ^4.4.1 — Dead import detection tailwindcss — ^4 — CSS framework
@tailwindcss/postcss — ^4 — PostCSS plugin
tw-animate-css — ^1.4.0 — Animation utilities
@playwright/test — ^1.58.1 — E2E testing
dotenv — ^17.2.3 — Env file loading

B.3 MCP Server (packages/mcp-server) — Production Dependencies (Direct)

@modelcontextprotocol/sdk — ^1.26.0 — MCP protocol implementation zod — ^4.3.6 — Schema validation
commander — ^12.1.0 — CLI argument parsing
chalk — ^5.3.0 — Terminal colors

C. Summary License Audit (Informational)

Assignor performed a license scan of third-party packages present in node_modules as of the Effective Date and identified 893 packages in total (including transitive dependencies). License counts: MIT (729), Apache-2.0 (96), ISC (26), BSD-2-Clause (13), BSD-3-Clause (9), BlueOak-1.0.0 (3), FSL-1.1-MIT (2), MPL-2.0 (2), Unlicense (2), Other (4), UNKNOWN (3). GPL/LGPL/AGPL: 1 package found, disclosed below.

D. Copyleft / LGPL Disclosures (if any)

@img/sharp-win32-x64 — License: Apache-2.0 AND LGPL-3.0-or-later
Purpose: Windows-only native binary used by Next.js image optimization tooling (libvips under the hood).
Nature: Optional dependency; Windows-only.
Status: To Assignor’s Knowledge, this package is not shipped as part of Assignee’s production deployment as configured as of the Effective Date.
Modifications: Assignor has not modified libvips or the LGPL-licensed components contained therein.

E. UNKNOWN License Items

The license scan identified three (3) packages with license reported as “UNKNOWN.” Assignor will, upon Assignee’s written request made within thirty (30) days following the Effective Date, use commercially reasonable efforts to identify the applicable license terms for such items or replace/remove such items in the Software where reasonably practicable.

F. Copyleft / Source-Disclosure Notes

To Assignor’s Knowledge, except as disclosed in this Exhibit B, the Software is not distributed in a manner that triggers any requirement to disclose or distribute the Source Code of the Software (other than Open Source Software components themselves) or to license the Software to any third party under the terms of any copyleft license (e.g., GPL, LGPL, AGPL).